Exhibit 99(d)(15)(a)

AMENDMENT TO SUB-ADVISORY AGREEMENT

This Amendment to Sub-Advisory Agreement (“Amendment”) is effective as of October 14, 2022, by and between Ohio National Investments, Inc. (the “Adviser”) and BlackRock Investment Management, LLC (the “Sub-Adviser”).

Recitals

The Adviser and the Sub-Adviser are parties to a Sub-Advisory Agreement dated March 31, 2022 (the “Agreement”) pursuant to which the Adviser retained the Sub-Adviser to supervise and manage the assets of the ON iShares Managed Risk Moderate Growth Portfolio (the “Portfolio”) of Ohio National Fund, Inc. (the “Fund”); and

The Adviser and the Sub-Adviser desire to amend the sub-advisory fees payable to the Sub-Adviser.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

1.	Sub-Advisory Fees. Appendix A to the Agreement is hereby deleted and replaced with the attached Appendix A.

2.	Effect. Except as amended herein, all terms of the Agreement remain in full force and effect. All capitalized terms not otherwise defined herein shall have the meaning ascribed to them in the Agreement.

3.	Counterparts. This Amendment may be executed in counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts shall together constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed below as of the date first above written.

Ohio National Investments, Inc.		BlackRock Investment Management, LLC

By:	/s/ Gary Rodmaker	By:	/s/ Melissa Buccilli
Name:	Gary Rodmaker	Name:	Melissa Buccilli
Title:	President	Title:	Director

Accepted & Agreed:

Ohio National Fund, Inc.

By:	/s/ Jeffery A. Bley, Jr.
Name:	Jeffery A. Bley, Jr.
Title:	President

Appendix A

Sub-Advisory Fees

The Sub-Adviser shall be entitled to aggregate Sub-Advisory Fees for the Combined Portfolios (defined below) at the following annual rates:

0.19% of first $1.5 billion of the average daily net assets of the Combined Portfolios

0.18% over $1.5 billion of the average daily net assets of the Combined Portfolios

The Adviser will be responsible for allocating the aggregate Sub-Advisory Fees paid to the Sub- Adviser to each of the Combined Portfolios based on the percentage of its average daily net assets that represents the average daily net assets of the Combined Portfolios.

“Combined Portfolios” shall mean the ON iShares Managed Risk Balanced Portfolio, ON iShares Managed Risk Moderate Growth Portfolio and the ON iShares Managed Risk Growth Portfolio.

The Sub-Advisory Fees shall be accrued for each calendar day and the sum of the daily Sub-Advisory Fees accruals shall be paid monthly to the Sub-Adviser. The daily fee accruals will be computed on the basis of the valuations of the total net assets of the Combined Portfolios as of the close of business each day.

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